UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2016

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-55275 (Commission File Number)	46-3522381 (IRS Employer Identification No.)

205 East 42nd Street, 16th Floor
New York, New York 10017
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (973) 242-0005

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2016, upon the recommendation of the Nominating and Governance Committee of the Company’s board of directors (the “Board”), the Board appointed Bruce T. Bernstein as a member of the Board, effective immediately, to hold office until the next annual meeting of the stockholders of the Company, until his successor is duly elected and qualified, or until his resignation or removal. Effective November 14, 2016, Mr. Bernstein was appointed to serve as the Chairman of the Audit Committee of the Board. Consistent with the Company’s standard compensation arrangements for non-employee directors, Mr. Bernstein will receive an option to purchase, at an exercise price equal to the price at which the Company’s common stock closes on November 16, 2016, as reported by the OTCQB, up to 250,000 shares of the Company’s common stock for his service to the Company as a non-employee director, to vest in equal daily installments over a five-year period beginning on the date of grant. The options are granted subject to a stock option agreement to be entered into by and between the Company and Mr. Bernstein evidencing the granting of the options, substantially in the form of the Company’s standard form of stock option. There are no arrangements or understandings between Mr. Bernstein and any other person pursuant to which he was selected as a director. The Company is not aware of any transaction in which Mr. Bernstein has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Date: November 18, 2016	By:	/s/ Robert Weinstein
	Name:	Robert Weinstein
	Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer